UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) December 15, 2014

WILLBROS GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-34259	30-0513080
(Commission File Number)	(IRS Employer Identification No.)

4400 Post Oak Parkway, Suite 1000, Houston, Texas 77027

(Address of Principal Executive Offices) (Zip Code)

(713) 403-8000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Term Loan Facility

On December 15, 2014, Willbros Group, Inc. (the “Company”) entered into a new credit agreement dated as of December 15, 2014 (the “2014 Term Credit Agreement”) among the Company, certain of its subsidiaries, as guarantors, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and KKR Credit Advisors (US) LLC, as sole lead arranger and sole bookrunner. The 2014 Term Credit Agreement replaces the Company’s existing six-year $250 million term loan credit facility under its existing term loan credit agreement, dated as of August 7, 2013, among the Company, certain of its subsidiaries, as guarantors, the lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as administrative agent (the “Existing Term Credit Agreement”).

The 2014 Term Credit Agreement provides for a $270 million term loan facility (the “2014 Term Loan Facility”), which the Company drew in full on the effective date of the 2014 Term Credit Agreement. The borrower under the 2014 Term Credit Agreement is Willbros Group, Inc., with all of its obligations guaranteed by its material U.S. subsidiaries, other than excluded subsidiaries. Obligations under the 2014 Term Loan Facility are secured by a first priority security interest in, among other things, the borrower’s and the guarantors’ equipment, subsidiary capital stock and intellectual property (the “Term Loan Priority Collateral”) and a second priority security interest in, among other things, the borrower’s and the guarantors’ inventory, accounts receivable, deposit accounts and similar assets.

The proceeds from the 2014 Term Loan Facility were used to repay all indebtedness under the Existing Term Credit Agreement, including accrued interest and prepayment premiums, to pay fees and expenses incurred in connection with the refinancing and for working capital purposes.

The term loans are repayable in equal quarterly installments in an aggregate amount equal to 0.25 percent of the original amount of the 2014 Term Loan Facility. The balance of the term loans are repayable on December 15, 2019. The Company is permitted to make optional prepayments at any time, subject to a variable prepayment premium if the prepayment is made prior to December 15, 2018. Mandatory prepayments of term loans are required from (i) 100 percent of the proceeds of the sale of assets constituting Term Loan Priority Collateral, subject to reinvestment provisions and certain exceptions and thresholds, (ii) 100 percent of the net cash proceeds from issuances of debt by the Company and its subsidiaries, other than permitted indebtedness and (iii) 75 percent (with step-downs to 50 percent and 0 percent based on a leverage ratio) of annual “excess cash flow”, provided that any voluntary prepayments of term loans will be credited against excess cash flow obligations. The first $125 million of mandatory prepayments of term loans using proceeds from the sale of assets are subject to a prepayment premium of two percent (2.0%). Mandatory prepayments of excess cash flow are payable within five business days after annual financial statements are delivered to the administrative agent beginning with the fiscal year ending December 31, 2015.

The term loans will bear interest at the “Adjusted Base Rate” plus an applicable margin, or the “Eurodollar Rate” plus an applicable margin. The Adjusted Base Rate is the greatest of (i) the rate announced by JPMorgan Chase Bank, N.A. as its prime rate, (ii) the federal funds rate plus 0.5 percent, (iii) the Eurodollar Rate applicable for a period of one month plus 1.0 percent and (iv) 2.25 percent. The Eurodollar Rate is the rate for Eurodollar deposits for a period equal to one, two, three or six months, as selected by the Company, which in any case shall not be less than zero. The applicable margin for Adjusted Base Rate loans is 8.75 percent, and the applicable margin for Eurodollar loans is 9.75 percent.

The 2014 Term Credit Agreement includes customary affirmative and negative covenants, including:

•	Maintenance of a minimum interest coverage ratio;

•	Maintenance of a maximum total leverage ratio;

•	Limitations on liens and indebtedness;

•	Limitations on dividends and other payments in respect of capital stock;

•	Limitations on capital expenditures;

•	Limitations on certain asset sales and dispositions; and

•	Limitations on modifications of the documentation of the Company’s asset based senior revolving credit facility.

A default under the 2014 Term Credit Agreement may be triggered by events such as a failure to make payments when due under the 2014 Term Credit Agreement, failure to comply with the covenants under the 2014 Term Credit Agreement, a failure to make payments when due in respect of, or a failure to perform obligations relating to, debt obligations in excess of $15 million, a change in control of the Company and certain insolvency proceedings. A default under the 2014 Term Credit Agreement would permit the lenders to require immediate repayment of all principal, interest, fees and other amounts payable thereunder.

The above description is only a summary of certain provisions of the 2014 Term Credit Agreement and is qualified in its entirety by reference to the provisions of the 2014 Term Credit Agreement, a copy of which is attached hereto as Exhibit 10.2 and incorporated herein by reference.

Amendment to ABL Credit Facility

On December 15, 2014, the Company amended the Loan, Security and Guaranty Agreement dated as of August 7, 2013 (as amended by the First Amendment to Loan, Security and Guaranty Agreement dated as of August 30, 2013 and the Second Amendment to Loan, Security and Guaranty Agreement dated as of April 1, 2014, the “Existing ABL Credit Agreement”), pursuant to the Third Amendment to Loan, Security and Guaranty Agreement dated as of December 15, 2014 (the “Third Amendment”), among the Company, certain subsidiaries of the Company named therein, as U.S. borrowers, Willbros Construction Services (Canada) L.P., as Canadian borrower, the other persons party thereto from time to time as guarantors, the financial institutions party thereto as lenders and Bank of America, N.A., as agent, lead arranger and bookrunner.

The Third Amendment amends the Existing ABL Credit Agreement to take into account the refinancing of the Company’s existing term loan credit facility pursuant to the 2014 Term Credit Agreement dated as of December 15, 2014, and to make certain changes to the definition of Consolidated EBITDA.

The above description is only a summary of certain provisions of the Third Amendment and is qualified in its entirety by reference to the provisions of the Third Amendment, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

JPMorgan Chase Bank, N.A., Bank of America, N.A., certain of the lenders under the 2014 Term Credit Agreement and certain of the lenders under the Existing ABL Credit Agreement and/or their affiliates have provided, from time to time, and may continue to provide, commercial banking, investment banking, financial and other services to the Company and/or its affiliates for which the Company and/or its affiliates have paid, and expect to pay, customary fees.

Item 1.02. Termination of a Material Definitive Agreement.

On December 16, 2014, in connection with the closing of the 2014 Term Loan Facility, the Company repaid all indebtedness under the Existing Term Credit Agreement, including accrued interest and a prepayment premium of approximately $6.6 million, and terminated the Existing Term Credit Agreement, which was scheduled to expire in August 2019.

JPMorgan Chase Bank, N.A. and certain of the lenders under the Existing Term Credit Agreement and/or their affiliates have provided, from time to time, and may continue to provide, commercial banking, investment banking, financial and other services to the Company and/or its affiliates for which the Company and/or its affiliates have paid, and expect to pay customary fees.

Item 2.02. Results of Operations and Financial Condition.

On December 15, 2014, the Company issued a press release announcing third quarter 2014 results. A copy of the press release dated December 15, 2014, is attached as Exhibit 99.1 to this Form 8-K.

On December 16, 2014, the Company participated in a telephone conference call relating to the press release. A transcript of the conference call is attached as Exhibit 99.2 to this Form 8-K.

This information is being furnished pursuant to Item 2.02 of Form 8-K and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 16, 2014, the Company borrowed $270 million of term loans under the 2014 Term Loan Facility. The description of the term loans and other provisions of the 2014 Term Credit Agreement set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

The description of the Third Amendment set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.03. Material Modification to Rights of Security Holders.

The 2014 Term Credit Agreement prohibits the Company from paying cash dividends on its common stock.

Item 9.01. Financial Statements and Exhibits.

(d) The following exhibits are filed or furnished herewith:

10.1	Third Amendment.

10.2	2014 Term Credit Agreement.

99.1	Press release dated December 15, 2014, issued by the Company.

99.2	Transcript of the Company’s December 16, 2014 conference call.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WILLBROS GROUP, INC.

Date: December 19, 2014	By:	/s/ Van A. Welch
Van A. Welch
Executive Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Third Amendment.

10.2	2014 Term Credit Agreement.

99.1	Press release dated December 15, 2014, issued by the Company.

99.2	Transcript of the Company’s December 16, 2014 conference call.